UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Simpson Manufacturing Co. Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-3196943
State of incorporation or organization	(I.R.S. Employer Identification No.)

5956 West Las Positas Boulevard, Pleasanton, CA	94588
(Address of principal executive offices)	(Zip Code)

curities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Participating Preferred Stock Purchase Rights	New York Stock Exchange, Inc.

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.	☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box.	☐

Securities Act of 1933 registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

None
(Title of class)

This Form 8-A/A is filed by Simpson Manufacturing Co., Inc., a Delaware corporation (the “Company”) to reflect the expiration of the purchase rights registered on the Form 8-A filed by the Company on August 4, 1999, as amended on June15, 2009.

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

Item 1 is hereby amended and supplemented by adding the following:
On November 9, 2016, 2016, the Company entered into an amendment (the “Rights Agreement First Amendment”) to the Rights Agreement with Computershare Trust Company, N.A., as Rights Agent. The Rights Agreement First Amendment amended the definition of “Final Expiration Date” to mean “November 9, 2016.” Accordingly, the Rights Agreement First Amendment accelerated the final expiration of the Rights issued pursuant to the Rights Agreement from June 14, 2019, to November 9, 2016. As a result of the Rights Agreement First Amendment, following November 9, 2016, the holders of Rights are no longer able to exercise the Rights.
The foregoing is a summary of the terms of the Rights Agreement First Amendment. Such summary does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement First Amendment, which is listed as Exhibit 4.3 hereto and incorporated herein by reference.

ITEM 2.  EXHIBITS.

The following exhibits are incorporated by reference into this Amendment No. 1 to Registration Statement on Form 8-A or filed with this Amendment No. 1 to Registration Statement on Form 8-A, as indicated below.

Exhibit
No.	Description

3.1
Certificate of Incorporation of Simpson Manufacturing Co., Inc., as amended, which includes Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock of Simpson Manufacturing Co., Inc., dated July 30, 1999, is incorporated herein by reference to Exhibit 3.1 of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

3.2	Bylaws of Simpson Manufacturing Co., Inc., as amended through October 19, 2016, are incorporated herein by reference to Exhibit 3.2 of its Current Report on Form 8-K dated October 25, 2016.

4.1
Amended and Restated Rights Agreement dated as of June 15, 2009, between Simpson Manufacturing Co., Inc. and Computershare Trust Company, N.A., which includes as Exhibit B the form of Rights Certificate, is incorporated herein by reference to Exhibit 4.1 of Simpson Manufacturing Co., Inc.’s Current Report on Form 8-K dated June 15, 2009.

4.2
Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock of Simpson Manufacturing Co., Inc., dated July 30, 1999, is incorporated by reference to Exhibit 4.2 of its Registration Statement on Form 8-A dated August 4, 1999.

4.3
Rights Agreement First Amendment, dated as of November 9, 2016, between Simpson Manufacturing Co., Inc. and Computershare Trust Company, N.A., is incorporated by reference to Exhibit 4.3 of Simpson Manufacturing Co., Inc.’s Current Report on Form 8-K, filed on November 10, 2016.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	November 10, 2016	By	/s/BRIAN J. MAGSTADT
Brian J. Magstadt
Chief Financial Officer

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